Field pursuant to Rule 424(b)(3)
File No. 333-236896

A&Q LONG/SHORT STRATEGIES FUND LLC

PROSPECTUS SUPPLEMENT

dated APRIL 1, 2023

The information set forth below supplements and supersedes any contrary information contained in the Fund's Prospectus (the "Prospectus"), dated May 1, 2022. Prospective investors are urged to read carefully the Fund's Prospectus and Limited Liability Company Agreement, as amended and restated from time to time, which are provided together with (or have preceded) this Supplement. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Prospectus.

The Prospectus, this Supplement and material incorporated by reference into the Fund's registration statement are published on the following website:

https://www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/hedge-funds.html.

You may request information about the Fund or make investor inquiries by calling (888) 793-8637. The material incorporated by reference into the Fund's registration statement and other information about the Fund also are available on the SEC's website (http://www.sec.gov). The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link.

If a prospective investor wishes to invest in the Fund, the investor must complete, execute and return the Fund's Investor Certificate, which is provided together with (or has preceded) this Supplement.

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Bruce Amlicke, Chief Investment Officer of the Adviser and Chairman of its Investment Committee, retired from his role as the Fund's Portfolio Manager on March 1, 2023. Edoardo Rulli, Deputy Chief Investment Officer and Head of Research of the Adviser, replaced Mr. Amlicke as Chief Investment Officer of the Adviser and the Fund's Portfolio Manager as of March 1, 2023, concurrent with Mr. Amlicke's retirement.

The section of the Prospectus entitled "Management of the Fund—Portfolio Management" is amended and restated in its entirety as follows:

The Fund is managed by Edoardo Rulli (the "Portfolio Manager"), who is primarily responsible for the selection of the Fund's investments, the allocation of the Fund's assets among the Investment Managers and the general day-to-day management of the Fund. Since re-joining UBS in 2016, Mr. Rulli has been a core member of the Adviser's Management and Senior Investment Forums. Prior to 2016, Mr. Rulli was a Partner and Head of Research at Falcon Money Management where he joined as partner in 2009. From 2008 to 2009, he was a Director at UBS Alternative and Quantitative Investments LLC, the predecessor unit of the Adviser. From 2004 to 2008, Mr. Rulli served as a senior analyst at Tremont Capital Management in London, a multi-billion fund of funds. He started his career as an analyst in 2001 at Rasini & C researching European and Asian hedge funds. Mr. Rulli received his bachelor's degree from Bocconi University in Milan, Italy.

The SAI provides additional information about the Portfolio Manager's compensation, other accounts managed by the Portfolio Manager and the Portfolio Manager's investments in the Fund, if any.

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The Fund is authorized to borrow money temporarily for investment purposes and in connection with repurchases of, or tenders for, the Fund's Interests. The Fund was party to the Credit Agreement, which expired on August 23, 2022, and has, along with several other funds advised by the Adviser, entered into a new secured revolving line of credit agreement with a third-party commercial bank (the "New Credit Agreement"). The Fund may borrow from time to time on a revolving basis at any time up to $22,000,000 under the New Credit Agreement. Any borrowings by the Fund will be made under the New Credit Agreement.

A&Q LONG/SHORT STRATEGIES FUND LLC

STATEMENT OF ADDITIONAL INFORMATION SUPPLEMENT

dated APRIL 1, 2023

The information set forth below supplements and supersedes any contrary information contained in the Fund's Statement of Additional Information (the "SAI"), dated May 1, 2022. The SAI, this Supplement and material incorporated by reference into the Fund's registration statement are published on the following website:

https://www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/hedge-funds.html.

The SAI also is available upon request and without charge by writing the Fund at c/o UBS Hedge Fund Solutions LLC, 600 Washington Boulevard, Stamford, Connecticut 06901, or by calling (888) 793-8637. In addition, you may request other information about the Fund or make investor inquiries by calling (888) 793-8637. The SAI, material incorporated by reference into the Fund's registration statement and other information about the Fund also are available on the SEC's website (http://www.sec.gov). The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link.

The Portfolio Manager table set forth in the section of the SAI entitled "Investment Advisory Services; Administration Services—Portfolio Management" is amended and restated in its entirety as follows:

The following table lists the number and types of other accounts advised by the Fund's Portfolio Manager and approximate assets under management in those accounts as of March 1, 2023.

Portfolio Manager	Registered Investment Companies		Pooled Investment Vehicles		Other Accounts
	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed

Edoardo Rulli	2(1)	$550,141,454	83(2)	$25,660,992,839	19(3)	$21,543,519,006

[1]	Both of these accounts charge performance-based advisory fees.

[2]	Of these accounts, 83 accounts with total assets of approximately $10,836,416,428 charge performance-based advisory fees.

[3]	Of these accounts, 19 accounts with total assets of approximately $6,724,305,899 charge performance-based advisory fees.

Mr. Rulli does not beneficially own any Interests in the Fund.

The portion of the table set forth in the section of the SAI entitled "Directors and Officers—Information About the Directors and Officers" regarding officers who are not Directors is amended and restated in its entirety as follows:

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director[2]	Other Directorships/ Trusteeships Held by Director Outside Fund Complex During Past 5 Years
OFFICER(S) WHO ARE NOT DIRECTORS
Nicole Tortarolo (44) UBS HFS 787 Seventh Avenue New York, NY 10019 Principal Executive Officer	Term — Indefinite Length—since Mar. 1, 2023	Deputy Head of UBS HFS since March 2023. Previously, Chief Business Officer (June 2021 to March 2023) and Head of Investment Structuring (March 2011 to June 2021) of UBS HFS.	N/A	N/A

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director[2]	Other Directorships/ Trusteeships Held by Director Outside Fund Complex During Past 5 Years
Matthew Richards (37) UBS HFS 600 Washington Boulevard Stamford, Connecticut 06901 Principal Accounting Officer	Term — Indefinite Length—since Jan. 1, 2022	Head of Financial Reporting & Structuring (since November 2020), prior to which he was a Financial and Regulatory Reporting Specialist (2015-2020).	N/A	N/A
Aily S. Andrews (34) UBS HFS 787 Seventh Avenue New York, NY 10019 Chief Compliance Officer	Term — Indefinite Length—since May 31, 2022	Director and Chief Compliance Officer of UBS HFS since May 31, 2022, prior to which she was Deputy Chief Compliance Officer (since May 2020). Ms. Andrews was a Director and Business Risk Officer of UBS's Evidence Lab Innovations from April 2019 to May 2020 (including Head Business Risk Officer from February to May 2020), and was a Vice President and Business Risk Officer of Capital One's Client Solutions business from October 2017 to March 2019 (including Head Business Risk Officer from July 2018 to March 2019).	N/A	N/A
Keith A. Weller (60) UBS AM One North Wacker Drive Chicago, Illinois 60606 Chief Legal Officer	Term — Indefinite Length—since Jul. 25, 2019	Executive Director and Deputy General Counsel (since February 2019, prior to which he was Senior Associate General Counsel) of UBS Business Solutions US LLC (since January 2017) and UBS AM—Americas (since 2005). Mr. Weller also serves as a Vice President and Secretary of the registered investment funds advised by UBS AM.	N/A	N/A

[1]	The Fund commenced operations on February 1, 2003.

[2]	Of the 48 funds/portfolios in the complex, 45 are advised by an affiliate of UBS HFS and three comprise the registered alternative investment funds advised by UBS HFS.

3